SENSATA TECHNOLOGIES REPORTS THIRD QUARTER 2025 FINANCIAL RESULTS

Swindon, United Kingdom – October 28, 2025 - Sensata Technologies (NYSE: ST) today announced financial results for its third quarter ended September 30, 2025.

“Our focused execution against the key pillars of our transformation drove exceptionally strong results in the third quarter, with all key metrics exceeding our expectations. In addition to delivering today, we are laying the foundation to drive long-term shareholder value by continuing to improve financial performance while further strengthening our balance sheet with improved cash generation and disciplined deleveraging," said Stephan von Schuckmann, Chief Executive Officer of Sensata.

Operating Results - Third Quarter
Operating results for the third quarter of 2025 compared to the third quarter of 2024 are summarized below. These results include non-GAAP financial measures, each of which is defined and reconciled to the most directly comparable GAAP measure later in this press release.
Revenue:
•Revenue was $932.0 million, a decrease of $50.9 million, or 5.2%, compared to $982.8 million in the third quarter of 2024, due primarily to previously disclosed divestitures and product lifecycle management actions.
◦On an organic basis, revenue increased $30.4 million, or 3.1%, compared to the third quarter of 2024.
Operating loss / income:
•Operating loss was $122.9 million, or 13.2% of revenue compared to an operating loss of $199.2 million, or 20.3% of revenue, in the third quarter of 2024.
◦The third quarter 2025 operating loss includes approximately $259 million in charges as a result of changes in clean energy policy and emissions regulations. This included a $225.7 million non-cash goodwill impairment charge related to the Dynapower business, and other non-cash charges primarily due to excess capacity related to electrification.
•Adjusted operating income was $179.6 million, or 19.3% of revenue compared to adjusted operating income of $188.4 million, or 19.2% of revenue, in the third quarter of 2024.
◦Tariff pass-through revenue of approximately $12 million was approximately 20 basis points dilutive to adjusted operating income margin in the third quarter of 2025.

Loss / earnings per share:
•Loss per share was $1.12, including $1.78 attributable to the non-cash charges discussed above, compared to loss per share of $0.17 in the third quarter of 2024.
•Adjusted earnings per share was $0.89, consistent with adjusted earnings per share of $0.89 in the third quarter of 2024.
Net cash provided by operating activities was $159.9 million in the third quarter of 2025, and cash on hand was $791.3 million at September 30, 2025.
Free cash flow was $136.2 million in the third quarter of 2025, representing a free cash flow conversion rate of 105%.
During the third quarter of 2025, Sensata returned approximately $17.5 million to shareholders in quarterly dividends of $0.12 per share paid on August 27, 2025.
Operating Results - Nine Months
Operating results for the nine months ended September 30, 2025 compared to the nine months ended September 30, 2024 are summarized below. These results include non-GAAP financial measures, each of which is defined and reconciled to the most directly comparable GAAP measure later in this press release.
Revenue:
•Revenue was $2,786.6 million, a decrease of $238.5 million, or 7.9%, compared to $3,025.1 million in the nine months ended September 30, 2024, due primarily to previously disclosed divestitures and product lifecycle management actions.
◦On an organic basis, revenue decreased $29.5 million, or 1.0%, compared to the nine months ended September 30, 2024.
Operating income:
•Operating income was $137.4 million, or 4.9% of revenue, an increase of $61.9 million, or 81.9%, compared to operating income of $75.5 million, or 2.5% of revenue, in the nine months ended September 30, 2024.
◦Operating income for the nine months ended September 30, 2025 includes approximately $259 million in charges as a result of changes in clean energy policy and emissions regulations. This included a $225.7 million non-cash goodwill impairment charge related to the Dynapower business, and other non-cash charges primarily due to excess capacity related to electrification.
•Adjusted operating income was $525.2 million, or 18.8% of revenue, a decrease of $48.4 million, or 8.4%, compared to adjusted operating income of $573.6 million, or 19.0% of revenue, in the nine months ended September 30, 2024.
◦Tariff pass-through revenue of approximately $26 million was approximately 20 basis points dilutive to adjusted operating income margin in the nine months ended September 30, 2025.

Loss / earnings per share:
•Loss per share was $0.22, including $1.76 attributable to the non-cash charges discussed above, compared to earnings per share of $0.81 in the nine months ended September 30, 2024.
•Adjusted earnings per share was $2.54, a decrease of $0.16, or 5.9%, compared to adjusted earnings per share of $2.70 in the nine months ended September 30, 2024.

Net cash provided by operating activities was $420.0 million. Free cash flow was $338.4 million in the nine months ended September 30, 2025, representing a free cash flow conversion rate of 91%.
During the first nine months of 2025, Sensata returned approximately $173.5 million to shareholders including $52.9 million through its quarterly dividend, and $120.6 million of repurchased shares.
Guidance
For the fourth quarter of 2025, Sensata expects revenue of $890 to $920 million, inclusive of recovery of tariff costs, and adjusted EPS of $0.83 to $0.87.

Q4-2025 Guidance
$ in millions, except EPS	Q4-25 Guidance	Q3-25	Q/Q Change
Revenue	$890 - $920	$932.0	(5%) - (1%)
Adjusted Operating Income	$172 - $179	$179.6	(4%) - 0%
Adj. Operating Margin	19.3% - 19.5%	19.3%	0 bps - 20 bps
Adjusted Net Income	$121 - $127	$129.6	(7%) - (2%)
Adjusted EPS	$0.83 - $0.87	$0.89	(7%) - (2%)
•Revenue includes approximately $12 million related to expected tariff recovery from customers.
•Adjusted Operating Income, Adjusted Net Income, and Adjusted EPS are not expected to be impacted by tariffs, as $12 million of expected tariff revenue would be offset by $12 million in expected related tariff expense.
•Adjusted Operating Margin, excluding the dilutive impact of tariff revenue and related expense, is expected to be in the range of 19.5% - 19.7%.
•Tariff expectations included in guidance reflect trade policies in effect as of October 28, 2025.

Conference Call and Webcast
Sensata will conduct a conference call today at 5:00 p.m. Eastern Time to discuss its third quarter 2025 financial results and its outlook for the fourth quarter of 2025. The dial-in numbers for the call are 1-844-784-1726 or 1-412-380-7411. Callers should reference the "Sensata Technologies Q3 2025 Financial Results Conference Call." A live webcast of the conference call will also be available on the investor relations page of Sensata’s website at http://investors.sensata.com. Additionally, a replay of the call will be available until November 4, 2025. To access the replay, dial 1-877-344-7529 or 1-412-317-0088 and enter confirmation code: 4825109.

About Sensata Technologies

Sensata Technologies is a global industrial technology company striving to create a safer, cleaner, more efficient and electrified world. Through its broad portfolio of mission-critical sensors, electrical protection components and sensor-rich solutions, Sensata helps its customers address increasingly complex engineering and operating performance requirements. With more than 18,000 employees and global operations in 13 countries, Sensata serves customers in the automotive, heavy vehicle & off-road, industrial, and aerospace markets. Learn more at www.sensata.com and follow Sensata on LinkedIn, Facebook, X and Instagram.
Non-GAAP Financial Measures
We supplement the reporting of our financial information determined in accordance with U.S. generally accepted accounting principles (“GAAP”) with certain non-GAAP financial measures. We use these non-GAAP financial measures internally to make operating and strategic decisions, including the preparation of our annual operating plan, evaluation of our overall business performance, and as a factor in determining compensation for certain employees. We believe presenting non-GAAP financial measures is useful for period-over-period comparisons of underlying business trends and our ongoing business performance. We also believe presenting these non-GAAP measures provides additional transparency into how management evaluates the business.
Non-GAAP financial measures should be considered as supplemental in nature and are not meant to be considered in isolation or as a substitute for the related financial information prepared in accordance with U.S. GAAP. In addition, our non-GAAP financial measures may not be the same as, or comparable to, similar non-GAAP measures presented by other companies.
The non-GAAP financial measures referenced by Sensata in this release include: adjusted net income, adjusted earnings per share (“EPS”), adjusted operating income, adjusted operating margin, free cash flow, organic revenue growth, market outgrowth, adjusted corporate and other expenses, adjusted earnings before interest, taxes, depreciation and amortization ("EBITDA"), net debt, and gross and net leverage ratio. We also refer to changes in certain non-GAAP measures, usually reported either as a percentage or number of basis points, between two periods. Such changes are also considered non-GAAP measures.
Adjusted net income (or loss) is defined as net income (or loss), determined in accordance with U.S. GAAP, excluding certain non-GAAP adjustments which are detailed in the accompanying reconciliation tables. Adjusted EPS is calculated by dividing adjusted net income (or loss) by the number of diluted weighted-average ordinary shares outstanding in the period. We believe that these measures are useful to investors and management in understanding our ongoing operations and in analysis of ongoing operating trends.
Adjusted operating income (or loss) is defined as operating income (or loss), determined in accordance with U.S. GAAP, excluding certain non-GAAP adjustments which are detailed in the accompanying reconciliation tables. Adjusted operating margin is calculated by dividing adjusted operating income (or loss) by net revenue. We believe that these measures are useful to investors and management in understanding our ongoing operations and in analysis of ongoing operating trends.
Free cash flow is defined as net cash provided by operating activities less additions to property, plant and equipment and capitalized software. Free cash flow conversion is defined as Free cash flow divided by Adjusted net income. We believe free cash flow is useful to management and investors as a measure of cash generated by business operations that will be used to repay scheduled debt maturities and can be used to, among other things, fund acquisitions, repurchase ordinary shares, or accelerate the repayment of debt obligations.
Organic revenue growth (or decline) is defined as the reported percentage change in net revenue calculated in accordance with U.S. GAAP, excluding the period-over-period impact of foreign exchange rate differences as well as the net impact of material acquisitions and divestitures and product life-cycle management for the 12-month period following the respective transaction date(s). We believe that this measure is useful to investors and management in understanding our ongoing operations and in analysis of ongoing operating trends.
Adjusted EBITDA is defined as net income (or loss), determined in accordance with U.S. GAAP, excluding interest expense, interest income, and provision for (or benefit from) income taxes, depreciation expense, amortization of intangible assets, and the following non-GAAP adjustments, if applicable: (1) restructuring related and other, (2) financing and other transaction costs, and (3) other, net. We believe that this measure is useful to investors and management in understanding our ongoing operations and in analysis of ongoing operating trends.
Gross leverage ratio is defined as gross debt (total debt and finance lease obligations) divided by last twelve months ("LTM") adjusted EBITDA. We believe that gross leverage ratio is a useful measure to management and investors in understanding trends in our overall financial condition.
Net debt is defined as total debt, finance lease, and other financing obligations less cash and cash equivalents. We believe net debt is a useful measure to management and investors in understanding trends in our overall financial condition.
Net leverage ratio is defined as net debt divided by LTM adjusted EBITDA. We believe that the net leverage ratio is a useful measure to management and investors in understanding trends in our overall financial condition.
In discussing trends in our performance, we may refer to certain non-GAAP financial measures or the percentage change of certain non-GAAP financial measures in one period versus another, calculated on a constant currency basis. Constant currency is determined by stating revenues and expenses at prior period foreign currency exchange rates and excludes the impact of foreign currency exchange rates on all hedges and, as applicable, net monetary assets. We believe these measures are useful to investors and management in understanding our ongoing operations and in analysis of ongoing operating trends.

Safe Harbor Statement
This earnings release includes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be identified by terminology such as "may," "will," "could," "should," "expect," "anticipate," "believe," "estimate," "predict," "project," "forecast," "continue," "intend," "plan," "potential," "opportunity," "guidance," and similar terms or phrases. Forward-looking statements involve, among other things, expectations, projections, and assumptions about future financial and operating results, objectives, business and market outlook, megatrends, priorities, growth, shareholder value, capital expenditures, cash flows, demand for products and services, share repurchases, and Sensata’s strategic initiatives, including those relating to acquisitions and dispositions and the impact of such transactions on our strategic and operational plans and financial results. These statements are subject to risks, uncertainties, and other important factors relating to our operations and business environment, and we can give no assurances that these forward-looking statements will prove to be correct.
A wide variety of potential risks, uncertainties, and other factors could materially affect our ability to achieve the results either expressed or implied by these forward-looking statements, including, but not limited to, risks related to instability and changes in the global markets, supplier interruption or non-performance, changes in trade-related tariffs and risks with uncertain trade environments, the acquisition or disposition of businesses, adverse conditions or competition in the industries upon which we are dependent, intellectual property, product liability, warranty, and recall claims, public health crisis, market acceptance of new product introductions and product innovations, labor disruptions or increased labor costs, changes in existing environmental or safety laws, regulations, and programs, and the impact of our recently reported cybersecurity incident or other incidents that may occur in the future.
Investors and others should carefully consider the foregoing factors and other uncertainties, risks, and potential events including, but not limited to, those described in Item 1A: Risk Factors in our most recent Annual Report on Form 10-K and as may be updated from time to time in Item 1A: Risk Factors in our Quarterly Reports on Form 10-Q or other subsequent filings with the United States Securities and Exchange Commission. All such forward-looking statements speak only as of the date they are made, and we do not undertake any obligation to update these statements other than as required by law.

SENSATA TECHNOLOGIES HOLDING PLC
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	For the three months ended September 30,		For the nine months ended September 30,
	2025	2024	2025	2024
Net revenue	$931,978	$982,830	$2,786,617	$3,025,074
Operating costs and expenses:
Cost of revenue	672,602	701,463	1,968,373	2,115,137
Research and development	33,034	42,685	102,432	133,324
Selling, general and administrative	85,763	102,453	259,622	283,772
Amortization of intangible assets	19,601	44,732	61,362	122,332
Goodwill impairment charge	225,700	150,100	225,700	150,100
Restructuring and other charges, net	18,166	140,624	31,758	144,897
Total operating costs and expenses	1,054,866	1,182,057	2,649,247	2,949,562
Operating (loss)/income	(122,888)	(199,227)	137,370	75,512
Interest expense	(37,715)	(38,942)	(113,367)	(118,200)
Interest income	5,313	5,857	14,070	15,397
Other, net	6,863	(12,294)	9,921	(19,741)
(Loss)/income before taxes	(148,427)	(244,606)	47,994	(47,032)
Provision for/(benefit from) income taxes	14,096	(219,572)	79,930	(169,722)
Net (loss)/income	$(162,523)	$(25,034)	$(31,936)	$122,690

Net (loss)/income per share:
Basic	$(1.12)	$(0.17)	$(0.22)	$0.81
Diluted	$(1.12)	$(0.17)	$(0.22)	$0.81

Weighted-average ordinary shares outstanding:
Basic	145,663	150,717	146,790	150,681
Diluted	145,663	150,717	146,790	151,030

SENSATA TECHNOLOGIES HOLDING PLC
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	September 30, 2025	December 31, 2024
Assets
Current assets:
Cash and cash equivalents	$791,347	$593,670
Accounts receivable, net of allowances	724,998	660,180
Inventories	641,367	614,455
Prepaid expenses and other current assets	150,589	158,934
Total current assets	2,308,301	2,027,239
Property, plant and equipment, net	775,748	821,653
Goodwill	3,158,164	3,383,800
Other intangible assets, net	430,137	492,878
Deferred income tax assets	289,428	288,189
Other assets	108,181	129,505
Total assets	$7,069,959	$7,143,264

Liabilities and shareholders' equity
Current liabilities:
Current portion of long-term debt and finance lease obligations	$2,234	$2,414
Accounts payable	461,021	362,186
Income taxes payable	35,284	29,417
Accrued expenses and other current liabilities	295,872	317,341
Total current liabilities	794,411	711,358
Deferred income tax liabilities	235,716	235,689
Pension and other post-retirement benefit obligations	32,616	27,910
Finance lease obligations, less current portion	19,596	20,984
Long-term debt, net	3,181,373	3,176,098
Other long-term liabilities	87,740	80,782
Total liabilities	4,351,452	4,252,821
Total shareholders' equity	2,718,507	2,890,443
Total liabilities and shareholders' equity	$7,069,959	$7,143,264

SENSATA TECHNOLOGIES HOLDING PLC
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	For the nine months ended September 30,
	2025	2024
Cash flows from operating activities:
Net (loss)/income	$(31,936)	$122,690
Adjustments to reconcile net (loss)/income to net cash provided by operating activities:
Depreciation	127,653	100,712
Amortization of debt issuance costs	3,540	4,510
Goodwill impairment charge	225,700	150,100
Loss on sale of business	10,202	110,111
Share-based compensation	18,612	27,393
Loss on debt financing	—	9,235
Amortization of intangible assets	61,362	122,332
Deferred income taxes	(1,017)	(235,943)
Loss on equity investments, net	—	13,164
Other non-cash loss/(gain), net	29,451	(991)
Acquisition-related compensation payments	—	(5,232)
Changes in operating assets and liabilities, net of effects of divestitures	(23,596)	(37,247)
Net cash provided by operating activities	419,971	380,834

Cash flows from investing activities:
Additions to property, plant and equipment and capitalized software	(81,586)	(126,759)
Proceeds from the sale of business, net of cash sold	35,635	138,312
Other	1,589	3,681
Net cash (used in)/provided by investing activities	(44,362)	15,234

Cash flows from financing activities:
Proceeds from exercise of stock options and issuance of ordinary shares	—	4,605
Payment of employee restricted stock tax withholdings	(4,167)	(9,746)
Proceeds from borrowings on debt	—	500,000
Payments on debt	(1,542)	(700,855)
Dividends paid	(52,937)	(54,266)
Payments to repurchase ordinary shares	(120,600)	(47,299)
Purchase of noncontrolling interest in joint venture	—	(79,393)
Payments of debt financing costs	(1,765)	(13,379)
Net cash used in financing activities	(181,011)	(400,333)
Effect of exchange rate changes on cash and cash equivalents	3,079	2,376
Net change in cash and cash equivalents	197,677	(1,889)
Cash and cash equivalents, beginning of year	593,670	508,104
Cash and cash equivalents, end of period	$791,347	$506,215

Segment Performance (Unaudited)

	For the three months ended September 30,		For the nine months ended September 30,
$ in 000s	2025	2024	2025	2024
Performance Sensing
Revenue	$656,936	$659,650	$1,959,577	$2,096,889
Operating income	$155,626	$145,666	$445,378	$476,042
% of Performance Sensing revenue	23.7%	22.1%	22.7%	22.7%

Sensing Solutions
Revenue	$275,042	$274,386	$827,040	$800,296
Operating income	$85,074	$80,798	$249,176	$232,767
% of Sensing Solutions revenue	30.9%	29.4%	30.1%	29.1%

Other
Revenue	$—	$48,794	$—	$127,889
Operating income	$—	$12,069	$—	$28,054
% of Other revenue	0.0%	24.7%	0.0%	21.9%
Revenue by Business, Geography, and End Market (Unaudited)

(percent of total revenue)	For the three months ended September 30,		For the nine months ended September 30,
	2025	2024	2025	2024
Performance Sensing	70.5%	67.1%	70.3%	69.3%
Sensing Solutions	29.5%	27.9%	29.7%	26.5%
Other	—%	5.0%	—%	4.2%
Total	100.0%	100.0%	100.0%	100.0%

(percent of total revenue)	For the three months ended September 30,		For the nine months ended September 30,
	2025	2024	2025	2024
Americas	40.9%	46.7%	40.7%	44.5%
Europe	27.6%	26.2%	27.8%	27.1%
Asia/Rest of World	31.5%	27.1%	31.5%	28.4%
Total	100.0%	100.0%	100.0%	100.0%

(percent of total revenue)	For the three months ended September 30,		For the nine months ended September 30,
	2025	2024	2025	2024
Automotive	57.6%	54.0%	57.2%	55.2%
Heavy vehicle and off-road	17.0%	17.2%	17.1%	18.1%
Industrial	14.0%	14.6%	13.3%	13.9%
HVAC (1)	6.0%	4.1%	7.1%	3.9%
Aerospace	5.4%	5.1%	5.3%	4.7%
All other	—%	5.0%	—%	4.2%
Total	100.0%	100.0%	100.0%	100.0%
(1)    Heating, ventilation and air conditioning.

GAAP to Non-GAAP Reconciliations
The following unaudited tables provide a reconciliation of the difference between each of the non-GAAP financial measures referenced herein and the most directly comparable U.S. GAAP financial measure. Amounts presented in these tables may not appear to recalculate due to the effect of rounding.
Operating income and margin, income tax, net income, and earnings per share

($ in thousands, except per share amounts)	For the three months ended September 30, 2025
	Operating (Loss)/Income	Operating Margin	Income Taxes	Net (Loss)/Income	EPS
Reported (GAAP)	$(122,888)	(13.2%)	$14,096	$(162,523)	$(1.12)
Non-GAAP adjustments:
Restructuring related and other	267,901	28.7%	(4,025)	263,876	1.81
Financing and other transaction costs	15,022	1.6%	—	15,022	0.10
Amortization of intangible assets	19,601	2.1%	—	19,601	0.13
Amortization of debt issuance costs	—	—%	—	1,181	0.01
Other, net	—	—%	1,422	(5,441)	(0.04)
Deferred taxes and other tax related	—	—%	(2,096)	(2,096)	(0.01)
Total adjustments	302,524	32.5%	(4,699)	292,143	2.01
Adjusted (non-GAAP)	$179,636	19.3%	$18,795	$129,620	$0.89

($ in thousands, except per share amounts)	For the three months ended September 30, 2024
	Operating (Loss)/Income	Operating Margin	Income Tax	Net (Loss)/Income	EPS
Reported (GAAP)	$(199,227)	(20.3%)	$(219,572)	$(25,034)	$(0.17)
Non-GAAP adjustments:
Restructuring related and other	211,919	21.6%	(1,209)	210,710	1.40
Financing and other transaction costs	132,159	13.4%	(512)	131,647	0.87
Amortization of intangible assets	43,533	4.4%	—	43,533	0.29
Amortization of debt issuance costs	—	—%	—	1,317	0.01
Other, net	—	—%	(683)	11,611	0.08
Deferred taxes and other tax related	—	—%	(239,221)	(239,221)	(1.59)
Total adjustments	387,611	39.4%	(241,625)	159,597	1.06
Adjusted (non-GAAP)	$188,384	19.2%	$22,053	$134,563	$0.89

($ in thousands, except per share amounts)	For the nine months ended September 30, 2025
	Operating Income	Operating Margin	Income Tax	Net (Loss)/Income	EPS
Reported (GAAP)	$137,370	4.9%	$79,930	$(31,936)	$(0.22)
Non-GAAP adjustments:
Restructuring related and other	302,470	10.9%	(3,079)	299,391	2.04
Financing and other transaction costs	24,038	0.9%	63	24,101	0.16
Amortization of intangible assets	61,362	2.2%	—	61,362	0.42
Amortization of debt issuance costs	—	—%	—	3,540	0.02
Other, net	—	—%	864	(9,057)	(0.06)
Deferred taxes and other tax related	—	—%	26,163	26,163	0.18
Total adjustments	387,870	13.9%	24,011	405,500	2.76
Adjusted (non-GAAP)	$525,240	18.8%	$55,919	$373,564	$2.54

($ in thousands, except per share amounts)	For the nine months ended September 30, 2024
	Operating Income	Operating Margin	Income Tax	Net Income	Diluted EPS
Reported (GAAP)	$75,512	2.5%	$(169,722)	$122,690	$0.81
Non-GAAP adjustments:
Restructuring related and other	240,640	8.0%	(2,418)	238,222	1.58
Financing and other transaction costs	139,476	4.6%	(1,689)	137,787	0.91
Amortization of intangible assets	117,968	3.9%	—	117,968	0.78
Amortization of debt issuance costs	—	—%	—	4,510	0.03
Other, net	—	—%	685	20,426	0.14
Deferred taxes and other tax related	—	—%	(233,775)	(233,775)	(1.55)
Total adjustments	498,084	16.5%	(237,197)	285,138	1.89
Adjusted (non-GAAP)	$573,596	19.0%	$67,475	$407,828	$2.70

Non-GAAP adjustments by location in statements of operations

(in thousands)	For the three months ended September 30,		For the nine months ended September 30,
	2025	2024	2025	2024
Cost of revenue	$34,395	$30,770	$45,966	$46,744
Selling, general and administrative	4,662	22,584	23,084	38,375
Amortization of intangible assets	19,601	43,533	61,362	117,968
Goodwill impairment charge	225,700	150,100	225,700	150,100
Restructuring and other charges, net	18,166	140,624	31,758	144,897
Operating income adjustments	302,524	387,611	387,870	498,084
Interest expense	1,181	1,317	3,540	4,510
Other, net	(6,863)	12,294	(9,921)	19,741
Provision for/(benefit from) income taxes	(4,699)	(241,625)	24,011	(237,197)
Net income adjustments	$292,143	$159,597	$405,500	$285,138

Free cash flow

	For the three months ended September 30,			For the nine months ended September 30,
($ in thousands)	2025	2024	% △	2025	2024	% △
Net cash provided by operating activities	$159,868	$130,891	22.1%	$419,971	$380,834	10.3%
Additions to property, plant and equipment and capitalized software	(23,626)	(39,571)	40.3%	(81,586)	(126,759)	35.6%
Free cash flow	$136,242	$91,320	49.2%	$338,385	$254,075	33.2%
Adjusted corporate and other expenses

	For the three months ended September 30,		For the nine months ended September 30,
(in thousands)	2025	2024	2025	2024
Corporate and other expenses (GAAP)	$(100,121)	$(102,304)	$(238,364)	$(244,022)
Restructuring related and other	37,772	34,167	66,408	60,525
Financing and other transaction costs	1,285	19,187	2,642	24,594
Total adjustments	39,057	53,354	69,050	85,119
Adjusted corporate and other expenses (non-GAAP)	$(61,064)	$(48,950)	$(169,314)	$(158,903)

Adjusted EBITDA

		For the three months ended September 30,		For the nine months ended September 30,
(in thousands)	LTM	2025	2024	2025	2024
Net (loss)/income	$(26,149)	$(162,523)	$(25,034)	$(31,936)	$122,690
Interest expense, net	136,107	32,402	33,085	99,297	102,803
Provision for/(benefit from) income taxes	109,338	14,096	(219,572)	79,930	(169,722)
Depreciation expense	194,076	53,353	33,696	127,653	100,712
Amortization of intangible assets	84,774	19,601	44,732	61,362	122,332
EBITDA	498,146	(43,071)	(133,093)	336,306	278,815
Non-GAAP Adjustments
Restructuring related and other	320,968	247,006	211,919	273,999	240,640
Financing and other transaction costs	18,378	15,022	131,913	24,038	138,726
Other, net	(8,162)	(6,863)	12,294	(9,921)	19,741
Adjusted EBITDA	$829,330	$212,094	$223,033	$624,422	$677,922
Gross and net debt and leverage

	As of
($ in thousands)	September 30, 2025	December 31, 2024
Current portion of long-term debt and finance lease obligations	$2,234	$2,414
Finance lease obligations, less current portion	19,596	20,984
Long-term debt, net	3,181,373	3,176,098
Total debt and finance lease obligations	3,203,203	3,199,496
Less: debt premium, net	821	997
Less: deferred financing costs	(19,448)	(24,899)
Total gross debt	3,221,830	3,223,398

Adjusted EBITDA (LTM)	$829,330	$882,830
Gross leverage ratio	3.9	3.7

Total gross debt	3,221,830	3,223,398
Less: cash and cash equivalents	791,347	593,670
Net debt	$2,430,483	$2,629,728

Adjusted EBITDA (LTM)	$829,330	$882,830
Net leverage ratio	2.9	3.0

Guidance

	For the three months ending December 31, 2025
($ in millions, except per share amounts)	Operating Income		Net Income		EPS
	Low	High	Low	High	Low	High
GAAP	$137.4	$142.8	$91.7	$95.2	$0.63	$0.65
Restructuring related and other	16.0	17.0	15.5	16.5	0.11	0.11
Financing and other transaction costs	0.1	0.2	0.1	0.2	0.00	0.00
Amortization of intangible assets	18.5	19.0	18.5	19.0	0.13	0.13
Amortization of debt issuance costs	—	—	1.2	1.4	0.01	0.01
Other, net	—	—	0.5	0.7	0.00	0.00
Deferred taxes and other tax related	—	—	(6.5)	(6.0)	(0.04)	(0.04)
Non-GAAP	$172.0	$179.0	$121.0	$127.0	$0.83	$0.87
Weighted-average diluted shares outstanding (in millions)					146.3	146.3

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